Exhibit 10.25

December 24, 2015

Scott Richardson

Portland, OR 97229

RE: Retention Agreement

Dear Scott,

This letter relates to your employment with Pendrell Corporation, a Washington corporation (“Pendrell”). You have served as Pendrell’s full-time chief product officer under the terms and conditions of an employment letter dated July 11, 2012, as supplemented by addenda dated January 1, 2015 and February 25, 2015 (collectively, the “Agreement”). In light of Pendrell’s decision to scale back product initiatives at ContentGuard, we have mutually determined that your duties no longer warrant full-time employment, which coincides with your desire to pursue activities outside of Pendrell. Therefore, we wish to terminate the Agreement to eliminate your full time employment relationship and replace the employment relationship with the consulting relationship described in this letter. We have agreed on the following.

As of December 31, 2015 (“Effective Date”), you are resigning your employment and will be relieved of your duties as Pendrell’s chief product officer. Instead, you will be a consultant to Pendrell, with freedom to pursue professional activities outside Pendrell, subject to (i) devotion of sufficient time to perform your duties, as you deem necessary and appropriate; and (ii) the absence of activities that interfere with the effective performance of your duties to Pendrell.

In your new role, you will provide strategic advice regarding remaining product initiatives, identify business opportunities for Pendrell, and assess opportunities that are presented to you by Pendrell management. You will report to the CEO of Pendrell. You will perform these services in a first class, professional manner with skill, care and diligence, in compliance with all applicable federal, state, and local laws, ordinances, and regulations. You will personally perform the services, and not retain third parties to perform the services unless you obtain Pendrell’s prior written consent, which shall be granted or withheld in Pendrell’s sole discretion. For your consulting services, you will receive a monthly consulting fee of $15,000.

With the exception of your salary through the Effective Date, which shall be paid to you on the first payroll date on or after the Effective Date, all payments under your terminated Agreement will cease as of the Effective Date, and you are hereby relinquishing any and all entitlement to or eligibility for bonus compensation and severance benefits, including any amounts payable under the Agreement. Moreover, you will no longer be eligible for any base salary, bonus, paid time off accruals, severance benefits, 401(k) matching contributions, insurance benefits or any other employee benefits. As consideration for your agreement to relinquish all such past and future benefits, your consulting relationship with Pendrell shall continue through at least the first anniversary of the Effective Date, unless you terminate the relationship or Pendrell terminates the relationship for Cause (defined below).

You may terminate the consulting relationship at any time upon no less than 30 days advance written notice to Pendrell. Pendrell may terminate the consulting relationship at any time on or after the first anniversary of the Effective Date upon no less than 30 days advance written notice. Pendrell may also terminate the relationship earlier for Cause, but only if Pendrell first provides you with the opportunity to cure the Cause within a 30-day notice period. If Pendrell terminates the consulting relationship without Cause prior to the first anniversary of the Effective Date, then Pendrell shall pay to you in lump sum upon termination an amount equal to the amount that would otherwise have been payable if the consulting relationship had continued through the Effective Date. You shall retain and continue to vest in any existing equity awards through the anniversary of the Effective Date or the duration of your consulting relationship (if it extends beyond the anniversary of the Effective Date), and for any post-termination period set forth in Pendrell’s Stock Incentive Plan and your individual plan agreements; provided, however, that if Pendrell terminates the consulting relationship for Cause, no further payments are due, and vesting will cease on your existing equity awards on the termination date.

For purposes of this letter, “Cause” means continued willful material misconduct or intentional failure to discharge duties, conviction or confession of a crime punishable by law (except minor violations), personally engaging in activities directly in competition with Pendrell’s existing business, or the performance of an illegal act while purporting to act on Pendrell’s behalf, such as dishonesty, fraud, unauthorized use or disclosure of confidential information or trade secrets.

As a consultant, you are an independent contractor. Neither you nor any of your employees or agents is entitled to participate in any of Pendrell’s benefit plans. As an independent contractor, you may perform your work in the manner and at the times selected by you. You shall remain solely liable for the payment of any salaries, income tax withholding, social security tax withholding, workers’ compensation insurance or disability insurance premiums, benefits, or other obligations to your employees. You shall not be Pendrell’s agent, nor shall you have any right, authority or power to enter into any commitments on behalf of Pendrell unless specifically authorized by Pendrell in writing.

You will submit your monthly invoices by e-mail to Pendrell for services performed during the previous month, addressed to ap@pendrell.com. Pendrell will pay invoices that are properly submitted within thirty (30) calendar days after receipt.

So long as you continue as a consultant for Pendrell, you shall retain any indemnification rights under your terminated Agreement, as well as all indemnification rights applicable to consultants and advisors under Pendrell’s certificate of incorporation and bylaws. You shall also remain obligated to keep Pendrell’s proprietary information confidential according to the terms of your existing Non-Disclosure Agreement. All such rights and obligations shall continue in full force and effect. Except for those rights and obligations, this letter constitutes the final, exclusive and complete understanding and agreement of the parties relating to the consulting services that you will be providing to Pendrell.

We look forward to our continuing relationship with you.

Signature of Acceptance	Sincerely,

Pendrell Corporation

/s/ Scott Richardson	/s/ Timothy M. Dozois
By: Scott Richardson	By: Tim Dozois
Title: Corporate Counsel